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                                                                    EXHIBIT 99.1

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News Release
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[GILLETTE COMPANY LETTERHEAD]




Date         February 18, 1999


For Release  Immediately


Contact      Joan M. Gallagher, Vice President, Corporate Public Relations
             (617) 421-7792
             Everett R. Howe, Vice President, Corporate Investor Relations
             (617) 421-7750

GILLETTE CHAIRMAN ALFRED M. ZEIEN TO RETIRE
PRESIDENT MICHAEL C. HAWLEY ELECTED CEO

Boston - The Board of Directors of The Gillette Company announced today the planned retirement of Alfred M. Zeien, Chairman of the Board and Chief Executive Officer. Mr. Zeien intends to step down on April 15, 1999, following the Company's Annual Meeting of stockholders. Mr. Zeien, 68, who has served as Chairman and CEO for more than eight of his 31 years with the Company, will remain a member of the Board.

Michael C. Hawley, 61, President and Chief Operating Officer since 1995, will become the Chairman and Chief Executive Officer following Mr. Zeien's retirement. A 36-year veteran of the Company, Mr. Hawley has served in a variety of finance, marketing, technical operations and general management positions in most of the Company's core product categories. He is one of Gillette's most experienced global managers, having lived and worked in six different countries spanning five continents.

Mr. Hawley directed the design and implementation of the Company's Global Business Process Integration initiative. He also led the recent management reorganization that includes a global business management focus for each of the core categories and a commercial selling organization to leverage strengths across all product lines.


                                    - more -


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Chairman A.M. Zeien To Retire/Page 2

The Board expressed confidence that the Company has very strong fundamentals going forward and, under Mike Hawley's exceptional leadership, a world-class management team is in place to pursue The Gillette Company's mission to achieve or enhance clear leadership, worldwide, in the existing or new core consumer product categories in which it chooses to compete.

Founded in 1901, The Gillette Company is the world leader in male grooming products, a category that includes blades and razors and shaving preparations. Gillette also holds the number one position worldwide in selected female grooming products, such as wet shaving products and hair epilation devices. The Company is the world's top seller of writing instruments and correction products, toothbrushes and oral care appliances. In addition, the Company is the world leader in alkaline batteries.



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